Exhibit 99.1

LAUREATE EDUCATION REPORTS FINANCIAL RESULTS FOR THE FIRST QUARTER OF 2024

Company Increases Full-Year 2024 Guidance

MIAMI - May 2, 2024 (GLOBE NEWSWIRE) - Laureate Education, Inc. (NASDAQ: LAUR), which operates five higher education institutions across Mexico and Peru, today announced financial results for the first quarter of 2024.

First Quarter 2024 Highlights (compared to first quarter 2023):
•New enrollments increased 1%.
•Total enrollments increased 5%.
•On a reported basis, revenue increased 10% to $275.4 million. On an organic constant currency basis1, revenue increased 1% and was unfavorably affected by intra-year timing of semester start dates for certain programs as compared to the prior-year period.
•Operating income for the first quarter of 2024 was $11.1 million, compared to operating income of $15.6 million for the first quarter of 2023.
•Net loss for the first quarter of 2024 was $(10.8) million, compared to net loss of $(26.8) million for the first quarter of 2023.
•Adjusted EBITDA for the first quarter of 2024 was $30.6 million, compared to Adjusted EBITDA of $33.5 million for the first quarter of 2023. Adjusted EBITDA in the first quarter of 2024 was unfavorably affected by intra-year timing of semester start dates for certain programs as compared to the prior-year period.

Eilif Serck-Hanssen, President and Chief Executive Officer, said “Last month we celebrated our 25th anniversary and reflected on the positive impact we have had on millions of lives, including through expanding access to higher education in Mexico and Peru. I extend my sincere gratitude to all faculty and staff, past and present, who have played a significant role in our success.”

Mr. Serck-Hanssen added, “During the first quarter of 2024, we completed our main intake cycle in Peru and our secondary intake cycle in Mexico, which resulted in solid performance as our customers continued to recognize the strength of our brands and the quality of our academic offerings. We are on track to deliver on our commitments for the year and look forward to making a positive impact across our communities and generating value for all our stakeholders for many years to come.”

First Quarter 2024 Results

New enrollments for the first quarter of 2024 increased 1%, compared to new enrollment activity for the first quarter of 2023, and total enrollments were up 5% compared to the prior-year period. New enrollments in Peru decreased 3% as compared to the first quarter of prior year (down 2% for the intake cycle). Total enrollments in Peru increased 1% compared to the prior-year period. New and total enrollments in Mexico were up 7% and 9%, respectively, compared to the prior-year period.

For the first quarter of 2024, revenue on a reported basis was $275.4 million, an increase of $24.1 million, or 10%, compared to the first quarter of 2023. On an organic constant currency basis, revenue increased 1% and was unfavorably affected by intra-year timing of semester start dates for certain programs as compared to the prior-year period. Operating income for the first quarter of 2024 was $11.1 million, compared to $15.6 million for the first quarter of 2023, a decrease of $4.5 million. The decrease in operating income versus the 2023 period resulted mainly from unfavorable academic calendar timing. Net loss for the first quarter of 2024 was $(10.8) million, compared to net loss of $(26.8) million for the first quarter of 2023. Basic and diluted loss per share for the first quarter of 2024 were $(0.07).

1 Organic constant currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures.

Adjusted EBITDA for the first quarter of 2024 was $30.6 million, compared to Adjusted EBITDA of $33.5 million for the first quarter of 2023. Adjusted EBITDA in the first quarter of 2024 was unfavorably affected by intra-year timing of semester start dates for certain programs as compared to the prior-year period.

Balance Sheet and Capital Structure

Laureate has a strong balance sheet position. As of March 31, 2024, Laureate had $126.2 million of cash and cash equivalents and gross debt of $228.2 million. Accordingly, net debt was $102.0 million as of March 31, 2024.

As of March 31, 2024, Laureate had 155.2 million total shares outstanding.

Outlook for Fiscal 2024

Laureate is updating its full-year 2024 guidance to reflect an improved outlook, related to more favorable currency rates.

Based on the current foreign exchange spot rates2, Laureate currently expects its full-year 2024 results to be as follows:

•Total enrollments are still expected to be in the range of 467,000 to 473,000 students, reflecting growth of 4%-5% versus 2023;
•Revenues are now expected to be in the range of $1,566 million to $1,581 million, reflecting growth of 6%-7% on an as-reported basis and 5%-6% on an organic constant currency basis versus 2023; and
•Adjusted EBITDA is now expected to be in the range of $446 million to $456 million, reflecting growth of 6%-9% on an as-reported basis and 6%-9% on an organic constant currency basis versus 2023.

Reconciliations of forward-looking non-GAAP measures, specifically the 2024 Adjusted EBITDA outlook, to the relevant forward-looking GAAP measures are not being provided, as Laureate does not currently have sufficient data to accurately estimate the variables and individual adjustments for such outlooks and reconciliations. Due to this uncertainty, the Company cannot reconcile projected Adjusted EBITDA to projected net income without unreasonable effort.

Please see the “Forward-Looking Statements” section in this release for a discussion of certain risks related to this outlook.

Conference Call

Laureate will host an earnings conference call today at 8:30 am ET. Interested parties are invited to listen to the earnings call by registering at https://bit.ly/LAURQ12024 to receive dial-in information. The webcast of the conference call, including replays, and a copy of this press release and the related slides will be made available through the Investor Relations section of Laureate’s website at www.laureate.net.

2 Based on actual FX rates for January-April 2024, and current spot FX rates (local currency per U.S. Dollar) of MXN 17.25 and PEN 3.75 for May 2024 - December 2024. FX impact may change based on fluctuations in currency rates in future periods.

Forward-Looking Statements

This press release includes statements that express Laureate’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, ‘‘forward-looking statements’’ within the meaning of the federal securities laws, which involve risks and uncertainties. Laureate’s actual results may vary significantly from the results anticipated in these forward-looking statements. You can identify forward-looking statements because they contain words such as ‘‘believes,’’ ‘‘expects,’’ ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘seeks,’’ ‘‘approximately,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘estimates’’ or ‘‘anticipates’’ or similar expressions that concern our strategy, plans or intentions. In particular, statements regarding the amount, timing, process, tax treatment and impact of any future dividends represent forward-looking statements. All statements we make relating to guidance (including, but not limited to, total enrollments, revenues, and Adjusted EBITDA), and all statements we make relating to our current growth strategy and other future plans, strategies or transactions that may be identified, explored or implemented and any litigation or dispute resulting from any completed transaction are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, including with respect to our current growth strategy and the impact of any completed divestiture or separation transaction on our remaining businesses. Accordingly, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations are disclosed in our Annual Report on Form 10-K filed with the SEC on February 22, 2024, our subsequent Quarterly Reports on Form 10-Q filed, and to be filed, with the SEC and other filings made with the SEC. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.

Presentation of Non-GAAP Measures

In addition to the results provided in accordance with U.S. generally accepted accounting principles (GAAP) throughout this press release, Laureate provides the non-GAAP measurements of Adjusted EBITDA, and total debt, net of cash and cash equivalents (or net debt). We have included these non-GAAP measurements because they are key measures used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans.

Adjusted EBITDA consists of net income (loss), adjusted for the items included in the accompanying reconciliation. The exclusion of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Additionally, Adjusted EBITDA is a key input into the formula used by the compensation committee of our board of directors and our Chief Executive Officer in connection with the payment of incentive compensation to our executive officers and other members of our management team. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

Total debt, net of cash and cash equivalents (or net debt) consists of total gross debt, less total cash and cash equivalents. Net debt provides a useful indicator about Laureate’s leverage and liquidity.

Laureate’s calculations of Adjusted EBITDA, and total debt, net of cash and cash equivalents (or net debt) are not necessarily comparable to calculations performed by other companies and reported as similarly titled measures. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Adjusted EBITDA is reconciled from the GAAP measure in the attached table “Non-GAAP Reconciliation.”

We evaluate our results of operations on both an as reported and an organic constant currency basis. The organic constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates, acquisitions and divestitures. We believe that providing organic constant currency information provides valuable supplemental information regarding our results of operations, consistent with how we evaluate our performance. We calculate organic constant currency amounts using the change from prior-period average foreign exchange rates to current-period average foreign exchange rates, as applied to local-currency operating results for the current period, and then exclude the impact of acquisitions and divestitures as per the accompanying presentation.

About Laureate Education, Inc.

Laureate Education, Inc. operates five higher education institutions across Mexico and Peru, enrolling approximately 450,000 students in high-quality undergraduate, graduate, and specialized degree programs through campus-based and online learning. Our universities have a deep commitment to academic quality and innovation, strive for market-leading employability outcomes, and work to make higher education more accessible. At Laureate, we know that when our students succeed, countries prosper, and societies benefit. Learn more at laureate.net.

Key Metrics and Financial Tables
(Dollars in millions, except per share amounts, and may not sum due to rounding)

New and Total Enrollments by segment

	New Enrollments			Total Enrollments
	YTD 1Q 2024	YTD 1Q 2023	Change	As of 03/31/2024	As of 03/31/2023	Change
Mexico	41,100	38,400	7%	233,700	213,900	9%
Peru	54,500	56,400	(3)%	225,700	224,000	1%
Laureate	95,600	94,800	1%	459,400	437,900	5%

Consolidated Statements of Operations

	For the three months ended March 31,
IN MILLIONS (except per share amounts)	2024	2023	Change
Revenues	$275.4	$251.3	$24.1
Costs and expenses:
Direct costs	254.0	225.3	28.7
General and administrative expenses	10.3	10.3	—
Operating income	11.1	15.6	(4.5)
Interest income	1.9	2.2	(0.3)
Interest expense	(4.7)	(6.0)	1.3
Other (expense) income, net	(0.5)	0.3	(0.8)
Foreign currency exchange loss, net	(5.6)	(29.0)	23.4
(Loss) gain on disposal of subsidiaries, net	(3.1)	0.3	(3.4)
Loss from continuing operations before income taxes	(0.9)	(16.6)	15.7
Income tax expense	(9.9)	(10.2)	0.3
Loss from continuing operations	(10.8)	(26.7)	15.9
Loss from discontinued operations, net of tax	(0.1)	—	(0.1)
Net loss	(10.8)	(26.8)	16.0
Net loss attributable to noncontrolling interests	0.1	0.2	(0.1)
Net loss attributable to Laureate Education, Inc.	$(10.8)	$(26.6)	$15.8

Basic and diluted loss per share:
Basic and diluted weighted average shares outstanding	157.0	157.2	(0.2)
Basic and diluted loss per share	$(0.07)	$(0.17)	$0.10

Revenue and Adjusted EBITDA by segment
$ IN MILLIONS

			% Change		$ Variance Components
For the three months ended March 31,	2024	2023	Reported	Organic Constant Currency(1)	Total	Organic Constant Currency	Acq/Div.	FX
Revenues
Mexico	$214.1	$182.0	18%	7%	$32.1	$12.8	$—	$19.3
Peru	61.2	69.2	(12)%	(13)%	(8.0)	(9.1)	—	1.1
Corporate & Eliminations	—	0.1	(100)%	(100)%	(0.1)	(0.1)	—	—
Total Revenues	$275.4	$251.3	10%	1%	$24.1	$3.7	$—	$20.4

Adjusted EBITDA
Mexico	$59.9	$48.9	22%	11%	$11.0	$5.6	$—	$5.4
Peru	(20.7)	(6.5)	nm	nm	(14.2)	(14.0)	—	(0.2)
Corporate & Eliminations	(8.6)	(9.0)	4%	4%	0.4	0.4	—	—
Total Adjusted EBITDA	$30.6	$33.5	(9)%	(24)%	$(2.9)	$(8.1)	$—	$5.2
nm - percentage changes not meaningful
(1) Organic Constant Currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures. Organic Constant Currency is calculated using the change from prior-period average foreign exchange rates to current-period average foreign exchange rates, as applied to local-currency operating results for the current period. The “Organic Constant Currency” percentage changes are calculated by dividing the Organic Constant Currency amounts by the 2023 Revenues and Adjusted EBITDA amounts, excluding the impact of the divestitures.

Consolidated Balance Sheets

IN MILLIONS	March 31, 2024	December 31, 2023	Change
Assets
Cash and cash equivalents	$126.2	$89.4	$36.8
Receivables (current), net	82.1	92.1	(10.0)
Other current assets	53.3	42.0	11.3
Property and equipment, net	567.5	562.2	5.3
Operating lease right-of-use assets, net	364.1	371.6	(7.5)
Goodwill and other intangible assets	843.8	830.7	13.1
Deferred income taxes	71.3	71.4	(0.1)
Other long-term assets	51.2	49.9	1.3
Current and long-term assets held for sale	16.8	16.3	0.5
Total assets	$2,176.4	$2,125.6	$50.8

Liabilities and stockholders' equity
Accounts payable and accrued expenses	$187.8	$209.4	$(21.6)
Deferred revenue and student deposits	121.3	69.4	51.9
Total operating leases, including current portion	402.1	417.6	(15.5)
Total long-term debt, including current portion	226.0	165.1	60.9
Other liabilities	295.1	303.6	(8.5)
Current and long-term liabilities held for sale	11.6	11.5	0.1
Total liabilities	1,243.8	1,176.5	67.3
Redeemable equity	1.4	1.4	—
Total stockholders' equity	931.2	947.7	(16.5)
Total liabilities and stockholders' equity	$2,176.4	$2,125.6	$50.8

Consolidated Statements of Cash Flows

	For the three months ended March 31,
IN MILLIONS	2024	2023	Change
Cash flows from operating activities
Net loss	$(10.8)	$(26.8)	$16.0
Depreciation and amortization	18.1	16.7	1.4
Loss on sales and disposal of subsidiaries and property and equipment, net	3.3	1.5	1.8
Deferred income taxes	1.3	(0.6)	1.9
Unrealized foreign currency exchange loss	5.0	28.9	(23.9)
Income tax receivable/payable, net	(12.0)	(32.7)	20.7
Working capital, excluding tax accounts	7.4	24.2	(16.8)
Other non-cash adjustments	21.0	15.1	5.9
Net cash provided by operating activities	33.2	26.5	6.7
Cash flows from investing activities
Purchase of property and equipment	(15.9)	(5.8)	(10.1)
Net (payments) receipts from sales of discontinued operations	(0.2)	0.3	(0.5)
Net cash used in investing activities	(16.0)	(5.6)	(10.4)
Cash flows from financing activities
Increase in long-term debt, net	54.5	22.8	31.7
Proceeds from exercise of stock options	—	1.4	(1.4)
Payments to repurchase common stock	(32.9)	—	(32.9)
Financing other, net	(3.3)	(3.1)	(0.2)
Net cash provided by financing activities	18.4	21.1	(2.7)
Effects of exchange rate changes on Cash and cash equivalents and Restricted cash	1.1	3.5	(2.4)
Change in cash included in current assets held for sale	0.3	—	0.3
Net change in Cash and cash equivalents and Restricted cash	36.9	45.5	(8.6)
Cash and cash equivalents and Restricted cash at beginning of period	96.9	93.8	3.1
Cash and cash equivalents and Restricted cash at end of period	$133.8	$139.3	$(5.5)

Non-GAAP Reconciliation

The following table reconciles Net loss to Adjusted EBITDA:

	For the three months ended March 31,
IN MILLIONS	2024	2023	Change
Net loss	$(10.8)	$(26.8)	$16.0
Plus:
Loss from discontinued operations, net of tax	0.1	—	0.1
Loss from continuing operations	(10.8)	(26.7)	15.9
Plus:
Income tax expense	9.9	10.2	(0.3)
Loss from continuing operations before income taxes	(0.9)	(16.6)	15.7
Plus:
Loss (gain) on disposal of subsidiaries, net	3.1	(0.3)	3.4
Foreign currency exchange loss, net	5.6	29.0	(23.4)
Other expense (income), net	0.5	(0.3)	0.8
Interest expense	4.7	6.0	(1.3)
Interest income	(1.9)	(2.2)	0.3
Operating income	11.1	15.6	(4.5)
Plus:
Depreciation and amortization	18.1	16.7	1.4
EBITDA	29.2	32.3	(3.1)
Plus:
Share-based compensation expense (2)	1.4	1.1	0.3
Adjusted EBITDA	$30.6	$33.5	$(2.9)
(2) Represents non-cash, share-based compensation expense pursuant to the provisions of ASC Topic 718, "Stock Compensation."

Investor Relations Contact:
ir@laureate.net

Media Contacts:

Laureate Education
Adam Smith
adam.smith@laureate.net
U.S.: +1 (443) 255 0724
Source: Laureate Education, Inc.